UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event report): August 28, 2015

EVERTEC, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Puerto Rico	001-35872	66-0783622
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Cupey Center Building, Road 176 Kilometer 1.3, San Juan, Puerto Rico		00926
(Address of principal executive offices)		(Zip Code)

(787) 759-9999

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 1, 2015, the Company announced that its operating subsidiary, EVERTEC Group, LLC, entered into an agreement on August 28, 2015 to purchase 65% of the share capital of Processa S.A.S., a Colombian company that is based in Bogotá and engaged in the business of payment processing and supply of related services and equipment in Colombia. The aggregate purchase price for the shares equals approximately COP 16,728 million, or approximately US$5.4 million at current exchange rates, and is subject to customary adjustments.

The transaction is subject to customary closing conditions, including receipt of US federal bank regulatory approval. The transaction is subject to customary termination provisions, including the right of either EVERTEC or the selling shareholders to terminate the transaction if it has not closed within three months after signing of the share purchase agreement. Receipt of US federal bank regulatory approval is dependent on factors outside the control of EVERTEC. There is no assurance that such approval will be obtained within three months after signing of the share purchase agreement or at all.

A copy of the press release announcing the transaction discussed above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Note: The information contained in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

99.1	Press Release re: EVERTEC agrees to acquire majority ownership of Processa, a Colombian payment processor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERTEC, Inc. (Registrant)

Date: September 1, 2015	By:	/s/ Arturo Díaz-Abramo
		Name:	Arturo Díaz-Abramo
Title:

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release re: EVERTEC agrees to acquire majority ownership of Processa, a Colombian payment processor.